Exhibit 99

For Immediate Release

ValueVision Media Reports Q4 and Fiscal 2012 Results

MINNEAPOLIS – March 6, 2013 – ValueVision Media, Inc. (NASDAQ: VVTV), a multichannel electronic retailer operating as ShopNBC (www.shopnbc.com), today announced operating results for its fiscal 2012 fourth quarter (Q4’12) and year ended February 2, 2013. ValueVision will host an investor conference call/webcast today at 4:30 pm ET, details below.

During the fourth quarter, ValueVision achieved net sales of $177.5 million, adjusted EBITDA of $4.2 million, and a net loss of $11.4 million. For the full fiscal year, the Company achieved net sales of $586.8 million, adjusted EBITDA of $4.5 million, and a net loss of $27.7 million.

Because ValueVision follows a 4-5-4 retail calendar, every five to six years the Company has an extra week of operations, and this occurred in fiscal 2012. Therefore, Q4’12 and full year periods have 14 and 53 weeks, respectively, as compared to the same periods last year of 13 and 52 weeks. To facilitate more meaningful comparisons with fiscal 2011 results, ValueVision is presenting in the table below pro forma results for Q4 and fiscal 2012, reflecting current period results on an equivalent 13- and 52-week basis. Q4’12 pro forma results were calculated by dividing actual Q4’12 results by 14 and by multiplying the quotients by 13. The 52-week pro formas were calculated by adding the Q4 13-week pro formas to the previously reported fiscal year-to-date Q3 results of operations.

SUMMARY RESULTS AND KEY OPERATING METRICS
($ Millions, except average price points)

	Actual	Pro Forma	Actual	Pro Forma		Actual	Pro Forma	Actual	Pro Forma
	Q4'12	Q4'12	Q4'11	Change		FY'12	FY'12	FY'11	Change
	2/2/2013		1/28/2012			2/2/2013		1/28/2012
	14 Weeks	13 Weeks	13 Weeks	13 Weeks		53 Weeks	52 Weeks	52 Weeks	52 Weeks

Net Sales	$177.5	$164.8	$147.5	11.7%		$586.8	$574.1	$558.4	2.8%
Gross Profit	$58.9	$54.7	$49.2	11.1%		$212.4	$208.3	$204.1	2.0%
Gross Profit %	33.2%	33.2%	33.3%	-10bps		36.2%	36.3%	36.6%	-30 bps
EBITDA, as adjusted	$4.2	$3.9	$(2.7)	$6.6		$4.5	$4.2	$1.0	$3.2

Loss Before Write Downs	$(0.3)	$(0.3)	$(8.3)	$8.0		$(16.1)	$(16.0)	$(22.4)	$6.4
FCC License Impairment	$(11.1)	$(11.1)	$-	$(11.1)		$(11.1)	$(11.1)	$-	$(11.1)
Debt Extinguishment	$-	$-	$-	$-		$(0.5)	$(0.5)	$(25.7)	$25.2
Net Loss	$(11.4)	$(11.4)	$(8.3)	$(3.1)		$(27.7)	$(27.6)	$(48.1)	$20.5

Homes (Average 000s)	83,914	83,900	81,162	3.4%		82,761	82,757	79,822	3.7%
Net Shipped Units (000s)	1,763	1,637	1,467	11.6%		5,620	5,494	4,947	11.1%
Average Selling Price	$92	$92	$93	-1.1%		$96	$96	$104	-7.7%
Return Rate %	22.1%	22.1%	22.2%	-10	bps	22.1%	22.1%	22.6%	-50	bps
Internet Net Sales %	46.3%	46.3%	44.7%	+160	bps	45.7%	45.7%	44.9%	+80	bps

Management believes that the pro forma Q4’12 and full fiscal 2012 results are a more appropriate basis for analysis and comparison to prior-year results. Therefore, the Company's subsequent commentary will utilize pro forma results presented in the above table.

The Company's Q4’12 pro forma net sales rose 11.7% to $164.8 million over Q4’11. Sales growth was achieved by a significant rebound in the Consumer Electronics category and by solid performances in the Home and Beauty segments. Pro forma adjusted EBITDA improved to a positive $3.9 million in Q4’12 vs. a loss of $2.7 million last year, reflecting higher sales and lower distribution costs.

Pro forma net shipped units rose 11.6% to 1.6 million in Q4’12 vs. Q4’11, reflecting the benefit of continued improvements to the Company’s merchandise mix as well as a modest decline in average price points. Internet Net Sales increased 160 bps to 46.3% versus Q4’11, principally driven by growth in mobile transaction volume compared to last year.

For the full year 2012, pro forma net sales grew 2.8% to $574.1 million, while pro forma adjusted EBITDA for the year improved to $4.2 million compared to $1.0 million in 2011. ValueVision also increased its distribution footprint to 84 million homes at year-end 2012 and began calendar 2013 with two channels of exposure in 70% of its homes.

ValueVision CEO Keith Stewart, commented, “I am encouraged by our performance this quarter and believe we have made further progress toward our goals. We overcame the adverse impact of Superstorm Sandy on our business in the first few weeks of Q4’12 to post solid net sales growth for the quarter. We also achieved continued improvements in both new and active customer counts versus last year, providing further evidence that our customer service, engagement and retention initiatives are resonating with our customers.”

Added Mr. Stewart, “With the start of 2013, we are benefiting from reduced TV distribution costs negotiated last year and improved channel positioning. Overall, we feel our Q4 performance is another step forward toward realizing the full potential of our business.”

ValueVision EVP & CFO William McGrath, stated “ValueVision ended the year with $28 million in cash and restricted cash versus $32 million at the end of Q3’12. The net use of cash in the quarter was primarily due to the increase in accounts receivable, reflecting higher Q4 sales. We anticipate the collection of these accounts receivable will provide positive cash flow in Q1’13.”

As a result of ValueVision’s annual asset impairment analysis, the Company recorded a non-cash impairment charge of $11.1 million in Q4’12 related to its Boston television station and FCC broadcast license. This adjustment to carrying value reflects current trends in revenues and operating margins among independent television station properties as well as recent comparable market transactions. The impairment charge reduced the Company’s FCC license asset carrying value of $23.1 million to $12.0 million.

Conference Call / Webcast Today, Wednesday, March 6 at 4:30 pm ET:

WEBCAST/WEB REPLAY: http://www.media-server.com/m/p/67fgny7u

TELEPHONE: 866-383-8009; Passcode: 65252850

Adjusted EBITDA

EBITDA represents net loss for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and write-downs; restructuring; and non-cash share-based compensation expense. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our ”core” television and Internet businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The company has included a reconciliation of Adjusted EBITDA to net loss, its most directly comparable GAAP financial measure, in this release.

About ValueVision Media/ShopNBC (www.shopnbc.com/ir)

ValueVision Media, Inc. operates ShopNBC, a multichannel electronic retailer that enables customers to shop via TV, phone, Internet and mobile devices and to interact via the ShopNBC website as well as Facebook, Twitter and YouTube. The ShopNBC television network reaches 84 million cable and satellite homes and is also available nationwide on PCs, tablets and iPhone, Android and other mobile devices via live streaming at www.shopnbc.com. ShopNBC's merchandise categories include Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watches. Please visit www.shopnbc.com/ir for more investor information.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

(tables follow)

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	February 2,	January 28,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,477	$32,957
Restricted cash and investments	2,100	2,100
Accounts receivable, net	98,360	80,274
Inventories	37,155	43,476
Prepaid expenses and other	6,620	4,464
Total current assets	170,712	163,271
Property and equipment, net	24,665	27,992
FCC broadcasting license	12,000	23,111
NBC trademark license agreement, net	3,997	1,215
Other assets	725	2,871
	$212,099	$218,460

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$65,719	$53,437
Accrued liabilities	30,596	37,842
Deferred revenue	85	85
Total current liabilities	96,400	91,364

Deferred revenue	420	507
Term loan	-	25,000
Long term credit facility	38,000	-
Total liabilities	134,820	116,871

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 49,139,361 and 48,560,205 shares issued and outstanding	491	486
Warrants to purchase 6,000,000 and 6,007,372 shares of common stock	533	567
Additional paid-in capital	407,244	403,849
Accumulated deficit	(330,989)	(303,313)
Total shareholders' equity	77,279	101,589
	$212,099	$218,460

 VALUEVISION MEDIA, INC.
 AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except share and per share data)
 (Unaudited)

	For the Three Month Periods Ended		For the Twelve Month Periods Ended
	February 2,	January 28,	February 2,	January 28,
	2013	2012	2013	2012

Net sales	$177,500	$147,537	$586,820	$558,394
Cost of sales	118,630	98,344	374,448	354,299
Gross profit	58,870	49,193	212,372	204,095
Margin %	33.2%	33.3%	36.2%	36.6%

Operating expense:
Distribution and selling	50,729	48,447	193,037	188,813
General and administrative	4,851	4,746	18,297	19,542
Depreciation and amortization	3,198	3,300	13,224	12,578
FCC license impairment	11,111	-	11,111	-
Total operating expense	69,889	56,493	235,669	220,933

Operating loss	(11,019)	(7,300)	(23,297)	(16,838)

Other expense:
Interest income	-	3	11	64
Interest expense	(399)	(999)	(3,970)	(5,527)
Gain on sale of assets	-	-	100	-
Loss on debt extinguishment	-	-	(500)	(25,679)
Total other expense	(399)	(996)	(4,359)	(31,142)

Loss before income taxes	(11,418)	(8,296)	(27,656)	(47,980)

Income tax provision	-	(32)	(20)	(84)

Net loss	$(11,418)	$(8,328)	$(27,676)	$(48,064)

Net loss per common share	$(0.23)	$(0.17)	$(0.57)	$(1.03)

Net loss per common share---assuming dilution	$(0.23)	$(0.17)	$(0.57)	$(1.03)

Weighted average number of
common shares outstanding:
Basic	49,076,122	48,546,447	48,874,842	46,451,262
Diluted	49,076,122	48,546,447	48,874,842	46,451,262

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss:

	For the Three Month Periods Ended		For the Twelve Month Periods Ended
	February 2,	January 28,	February 2,	January 28,
	2013	2012	2013	2012

Adjusted EBITDA (000's)	$4,194	$(2,681)	$4,494	$996
Less:
FCC license impairment	(11,111)	-	(11,111)	-
Debt extinguishment	-	-	(500)	(25,679)
Gain on sale of assets	-	-	100	-
Non-cash share-based compensation	(854)	(1,270)	(3,257)	(5,007)
EBITDA (as defined) (a)	(7,771)	(3,951)	(10,274)	(29,690)

A reconciliation of EBITDA to net loss is as follows:

EBITDA (as defined) (a)	(7,771)	(3,951)	(10,274)	(29,690)
Adjustments:
Depreciation and amortization	(3,248)	(3,349)	(13,423)	(12,827)
Interest income	-	3	11	64
Interest expense	(399)	(999)	(3,970)	(5,527)
Income taxes	-	(32)	(20)	(84)
Net loss	$(11,418)	$(8,328)	$(27,676)	$(48,064)

(a)  EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes.  The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and writedowns, restructuring costs; and non-cash share-based compensation expense.

Management has included the term Adjusted EBITDA in its EBITDA reconciliation in order to adequately assess the operating performance of the Company's “core” television and Internet businesses and in order to maintain comparability to its analyst's coverage and financial guidance, when given.  Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies.  In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs.  Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity.  Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.

# # #
Contact:
Media Relations:
Dawn Zaremba
ShopNBC
dzaremba@shopnbc.com
(952) 943-6043 O

Investors:
David Collins, Eric Lentini
Catalyst Global LLC
vvtv@catalyst-ir.com
(212) 924-9800 O
(917) 734-0339 M